Exhibit 99.1
RAMOS LETTER AGREEMENT

Scott A. Crum Senior Vice President and Director, Human Resources ITT Corporation 4 West Red Oak Lane White Plains, NY 10604 tel 914 641 2010 fax 914 641 2964 scott.crum@itt.com
May 14, 2007
Ms. Denise Ramos
1112 Center Drive
St. Louis, Missouri 63117
Dear Denise:
I am pleased to confirm our offer to join ITT Corporation as Chief Financial Officer at ITT Headquarters in White Plains, New York. It is anticipated that you will join ITT effective July 1, 2007.
In this position you will report directly to Steven R. Loranger, Chairman, President and Chief Executive Officer. It will be recommended to the Compensation and Personnel Committee that you be elected a Senior Vice President of the Company by the ITT Board of Directors at the earliest possible date following your date of hire.
➢	Annual Base Salary: Your starting base salary will be $500,000 annually, payable in bi-weekly installments.

➢	Annual Incentive: You will be eligible for participation in the ITT annual executive incentive program for performance year 2007 according to the approved parameters of the plan. Your standard bonus will be calculated at 75% of base salary. This discretionary bonus program is based on company and individual performance. Approved bonus awards for performance year 2007 will be payable in
March, 2008. As a condition of hire, we have agreed to guarantee you a full year 2007 bonus at a minimum payment of $375,000.

➢	Automobile Allowance: You will be eligible for a monthly automobile allowance of $1,300 under the ITT Corporate Policy 30-18, Company Vehicles and Allowances (U.S. Operations), attached.

➢	Special Grant of Restricted Stock: You will be issued a special grant of Restricted Stock at a target award value of $200,000 under the ITT 2003 Equity Incentive Plan. These shares will be subject to a three-year period of restriction, subject to your continued employment and the terms of the Plan. In the event that you are terminated by ITT, other than for cause, prior to the lapse of restrictions, this grant of restricted stock will vest in full upon your termination.

➢	Long-Term Incentives: You will be eligible to participate in the ITT Long Term Incentive Award Program for 2007. You will be granted a total targeted long-term incentive award of $1,100,000 for 2007 which will be comprised as follows:
➢	One half of your total award will be in the form of a $550,000 target award under the ITT 1997 Long-Term Incentive Plan. The measurement period for this award will be January 1, 2007 through December 31, 2009. Payment, if any, will be made in January, 2010. The ultimate value of this award will be determined based on ITT’s Total Shareholder Return (TSR) relative performance as measured against the S&P Industrials, in accordance with the terms of the Plan, administrative rules and award documents.

➢	One-fourth of your total award ($275,000) will be in the form of an ITT restricted stock award under the ITT 2003 Equity Incentive Plan. These shares will be subject to a three-year period of restriction, subject to your continued employment and the terms of the Plan.

➢	One-fourth of your total award ($275,000) will be in the form of a non-qualified stock option award under the ITT 2003 Equity Incentive Plan. The option exercise price will be the closing price of ITT common shares on the date of grant. These options will vest three-years from the grant date and will expire seven years from the date of grant, subject to your continued employment and the terms of the Plan.
➢	Cash Payments: As a partial offset for forfeited Furniture Brands Long Term Incentive and Retention Awards that would otherwise vest in 2007, 2008 and 2009 you will receive a cash sign-on payment of $300,000, payable $150,000 following your first month of employment, and $150,000 after completion of one year of service with ITT, both subject to normal tax withholding. In the event that you are terminated by ITT, other than for cause, prior to your completing one year of service, the second payment of $150,000 will be made upon your termination.

➢	Restricted Stock Award: As a further offset for forfeited Furniture Brands Long Term Incentive and Retention Awards that would otherwise vest in 2007, 2008 and 2009 you will receive a restricted stock award of 12,000 shares under the ITT 2003 Equity Incentive Plan as follows:

o	6,000 shares will vest two years after the grant date after your second anniversary of employment (i.e. 2009) and the remaining 6,000 shares will vest four years after the grant date after your fourth anniversary of employment (i.e. 2011). In the event that you are terminated by ITT, other than for cause, prior to the lapse of restrictions, this grant of restricted stock will vest in full upon your termination.
Note: All of the above mentioned restricted stock awards will carry both dividend and voting rights. Documents evidencing the above awards and their terms and conditions will be issued following the grant date.

➢	Relocation: Your relocation costs will be reimbursed in accordance with section 30-11 of the attached ITT Policy. ITT will pay all appropriate closing costs associated with the purchase of a residence in the White Plains area as well as the referenced fees associated with the sale of your current home and the move of your household goods to your new residence. In conjunction with your relocation, we have agreed to provide you with a two month “settling in” allowance on a tax protected basis.

➢	Financial Counseling and Tax Planning: You will be eligible to receive financial counseling and tax planning services which will be reimbursed by ITT on a tax protected basis.

➢	Severance: You will be covered under the terms of the ITT Senior Executive Severance Pay Plan, copy attached. Notwithstanding the terms of such plan, should you be terminated by the company other than for cause at any time, you will receive a severance benefit equal to twenty-four months of base salary, subject to the company’s severance policies. In the event of a Change of Control, you would receive a severance pay equivalent to the sum of three times the highest annual base salary rate paid and three times the highest bonus paid in respect of the three years preceding an Acceleration Event.

➢	Annual Physical and Fitness Subsidy: You will be eligible for a company-paid annual executive physical exam and an annual fitness subsidy of $500 for membership in a health club.

➢	Benefits Plans: You will be eligible for coverage under the various plans comprising the ITT Salaried Benefits Program when you satisfy the participation conditions. Information describing the following plans has been previously provided:
❖	Salaried Medical Plan through Empire BlueCross BlueShield and Medco

❖	Salaried Dental Plan through Met Life

❖	Salaried Life Insurance Plan

❖	Salaried Group Accident Insurance Program

❖	Salaried Investment and Savings Plan

❖	Salaried Short-Term Disability Plan

❖	Salaried Long-Term Disability Insurance Plan

❖	Salaried Retirement Plan

❖	Life Plus program — (through Marsh@WorkSolutions)

❖	Long-Term Care Plan — (through John Hancock)

❖	Flexible Spending Account Plan
Medical and dental coverage requires employee contributions and commences on your first day of work for you and your eligible dependents. It is required that you furnish a marriage certificate (if applicable) and the birth certificates of each dependent being covered on your start date. Please refer to the attached Exhibit ‘A’ for estimated health plan contributions.
Basic Life and Accidental Death and Dismemberment Insurance are provided for you under the ITT Salaried Life Insurance Plan. Also, you are eligible to elect optional life insurance coverage through Life Plus, an individual program sponsored by Marsh at Work Solutions and Long-Term Care coverage offered through John Hancock. You may also elect to participate in the contributory Long-Term Disability Plan as of your first day of work. These plans offer you attractive rates through convenient payroll deductions.
Please note that membership in the ITT Salaried Retirement Plan begins for all eligible employees on the first day of the month after completing one year of eligibility service. Upon completion of the membership requirements for plan participation, Benefit Service will be recognized from your first day of employment.
➢	Group Accident Insurance: You will also be covered by the Group Accident Insurance Program for Officers and Directors which provides significant automatic and optional accidental death and dismemberment benefits. Details and conditions are provided in the enclosed brochure.

➢	Vacation: You will be eligible for four (4) weeks of paid vacation under the ITT Headquarters vacation policy. Since you will be joining us mid-year, you will be eligible for three (3) weeks of vacation in 2007. Further explanation of our vacation policy and other corporate policies will be provided to you on your first day of work.
The terms and conditions of your employment will be governed by standard ITT policy. This offer is contingent upon successful completion of the placement process, which includes a background check and a pre-placement medical examination including a drug-screening test. In order to comply with the Immigration Control Reform Act of 1986, each employee must complete the enclosed I-9 form verifying employment eligibility. This offer of employment is also contingent upon completion of this form and providing required documentation.
Denise, we look forward to your joining ITT. We are all convinced you have a great deal to contribute to our organization and believe your association with ITT will prove to be a mutually beneficial one. Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention as soon as possible. A return envelope is enclosed for your convenience. You may retain the additional copy for your personal files.

Very truly yours,
/s/ Scott Crum
Scott Crum

Enclosures
The above offer is accepted subject to the forgoing conditions and the statement below.

/s/ Denise Ramos	5/18/07

Denise Ramos	Date
Individual Long-Term Incentive awards for each SVP position are reviewed and approved annually by the Compensation and Personnel Committee of the Board based on current competitive market data and individual contributions. For 2007, a $1.1 million award is representative of the market data reviewed with the Compensation Committee and our external compensation consultant for this position.